Exhibit 5.1

A&L Goodbody Solicitors LLP	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	6 August 2021
Our Ref	01410075
Your Ref

Endo International plc

First Floor

Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4

Ireland

Re:	Endo International plc (the Company)

Dear Sirs,

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 534814) in connection with the filing of a Registration Statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the SEC) pursuant to which we understand the Company will register, under the Securities Act of 1933, as amended, (i) an unspecified aggregate principal amount of ordinary shares of the Company, nominal value $0.0001 per share (the Ordinary Shares), (ii) an unspecified aggregate principal amount of debt securities (including guarantees thereof) of the Company (the Debt Securities), which will be issued under the indenture, dated as of June 2, 2015, entered into between the Company and Wells Fargo Bank, National Association as trustee (the Indenture) and evidenced by one or more debt security certificates, (iii) an unspecified aggregate principal amount of warrants to purchase the Ordinary Shares or the Debt Securities (the Warrants), (iv) an indeterminate amount of subscription rights to purchase the Ordinary Shares or the Debt Securities (the Subscription Rights), (v) an indeterminate amount of contracts to purchase the Ordinary Shares (the Share Purchase Contracts) and (vi) an indeterminate amount of purchase units consisting of the Share Purchase Contracts, the Warrants and the Debt Securities, or the debt obligations of third parties, including U.S. treasury securities or other share purchase contracts, that secure the holders’ obligations to purchase or to sell, as the case may be, the Ordinary Shares under the Share Purchase Contracts, and any other securities or any combination of the foregoing (the Share Purchase Units and together with the Ordinary Shares, the Debt Securities, the Warrants, the Subscription Rights and the Share Purchase Contracts, the Universal Shelf Securities) in order to facilitate future offerings of securities of the Company.

In connection with this Opinion, we have reviewed (i) the Registration Statement, (ii) the Indenture relating to Debt Securities and the form of global debt certificate included therein, to be filed as Exhibit 4.2 to the Registration Statement, and (ii) copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 6 August 2021 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock • E MacNeill • KP AllenEA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S Ó Croinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan • JB SomervilleMF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B HostyM O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J DallasSM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • D Berkery • K O’Shaughnessy • S O’ConnorSE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole • M Devane • D Fitzgerald • G McDonald • N MeehanR O’Driscoll • B O’Malley

Consultants: Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • PM Law • C Duffy

We have further assumed:

1

that, at the time of the issuance of the Ordinary Shares, a sufficient number of ordinary shares will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s constitution, that the consideration for the issuance of such Ordinary Shares will not be less than the par value of the ordinary shares, and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Ordinary Shares on a non-pre-emptive basis;

2

that any issue of Ordinary Shares will be in compliance with the Companies Act 2014, the Irish Takeover Panel Act 1997, Takeover Rules 2013, and all other applicable Irish company, takeover, securities, prospectus, market abuse and insider dealing laws and other rules and regulations;

3

that, at the time of the issuance of the Universal Shelf Securities, pursuant to the Company’s constitution, the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Universal Shelf Securities and that such Universal Shelf Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Universal Shelf Securities agreement and in the manner contemplated by the applicable prospectus and that such Universal Shelf Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

4

that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Universal Shelf Securities will be issued in accordance with such resolutions and authorities;

5

that no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement or with respect to any issue offer or sale of Universal Shelf Securities are or will be required to be obtained, that the Universal Shelf Securities will conform with the descriptions and restrictions contained in the Registration Statement, subject to such changes as may be required in order to comply with any requirement of Irish law, that the selling restrictions contained therein have been and will be at all times observed and that the Universal Shelf Securities will comply with the terms of any agreements relating to the Universal Shelf Securities;

6

that the terms of the Universal Shelf Securities of the Company will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Indenture, the Universal Shelf Securities of the Company and each warrant agreement, subscription rights agreement, share purchase contract agreement and share purchase unit agreement, will not violate, conflict with or constitute a default under (i) the constitution of the Company, (ii) any agreement or instrument to which the Company or its properties are subject, (iii) any law, rule or regulation to which the Company or its properties is subject, (iv) any judicial or regulatory order or decree of any governmental authority or (v) any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority;

7

the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Universal Shelf Securities in good faith, for its legitimate and bona fide business purposes; and

8

that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Universal Shelf Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Universal Shelf Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Universal Shelf Securities and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Universal Shelf Securities.

Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 6 August 2021, we are of the opinion that:

•	the Company is a company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland;

•

the Ordinary Shares, when issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable); and

•

the Debt Securities, Warrants, Subscription Rights, Share Purchase Contracts and Share Purchase Units when (i) issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, (ii) if appropriate, authenticated in the manner set forth in the applicable Indenture, warrant agreement, subscription rights agreement, share purchase contract agreement or share purchase unit agreement (iii) delivered against due payment therefor, and (iv) the applicable Indenture, warrant agreement, subscription rights agreement, share purchase contract agreement or share purchase unit agreement has been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized and validly issued.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent, other than Skadden, Arps, Slate, Meagher & Flom LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody LLP

M-41482294-1